GREENLIGHT CAPITAL RE, LTD.
BONUS PLAN

1.Purpose. The purpose of this Greenlight Capital Re, Ltd. Bonus Plan (as amended, restated or otherwise modified from time to time, the “Plan”) is to foster and promote the financial success of Greenlight Capital Re, Ltd. (the “Company”) and its subsidiaries (together with the Company, collectively, the “Greenlight Group”) and reward certain employees of the Greenlight Group for their on-going efforts in connection with the exploration of potential strategic alternatives which could result in the payment of the Transaction Fee (as defined below).
2.    Definitions.

a)	“Board” means the Board of Directors of the Company.

b)
“Bonus” means a cash incentive payable under the Plan to a Participant if the Transaction Fee becomes due and payable, subject to the terms and conditions set forth in the Plan and the Bonus Agreement, the amount of which is set forth in the Bonus Agreement.

c)	“Bonus Agreement” means a written agreement entered into between the Company and the Participant in connection with a Bonus.

d)	“Cause” means the definition of Cause provided in the Participant’s employment agreement, offer letter or similar agreement for services with a member of the Greenlight Group.

e)	“CEO” means Chief Executive Officer of the Company.

f)	“Committee” means the Compensation Committee of the Board.

g)	“Credit Suisse” means Credit Suisse Securities (USA) LLC.

h)
“Disability” means, if the Participant is a party to an employment agreement, offer letter or similar agreement for services with a member of the Greenlight Group and such agreement or letter provides for a definition of Disability, the definition therein contained, or if no such agreement or letter exists or such term is not defined therein, it shall mean the failure of any Participant to perform the Participant’s duties due to physical or mental incapacity as determined by the Committee.

i)	“Engagement Letter” means that certain letter agreement by and between Credit Suisse and the Company, dated as of May 28, 2019, as it may be amended from time to time.

j)	“Fee Date” means the date on which the Transaction Fee becomes due and payable pursuant to and in connection with the Engagement Letter.

k)	“Release” means a general release of claims against the Company and its affiliates in such form as the Board may reasonably determine.

l)	“Transaction Fee” has the meaning set forth in the Engagement Letter.

3.    Administration. The Plan shall be interpreted and administered by the Committee. The Committee shall have full power and authority to (i) designate Participants in accordance with Section 4 below, (ii) determine the amount of any Bonus under any Bonus Agreement in accordance with Section 4 below, (iii) interpret and administer the Plan and/or any Bonus Agreement, (iv) make factual determinations with respect to the Plan and/or any Bonus Agreement, (v) waive any terms or conditions under the Plan and/or any Bonus Agreement, (vi) resolve any disputes, correct any defect, reconcile any inconsistency, and supply any omissions under the Plan and/or any Bonus Agreement, (vii) prescribe or amend forms or procedures as it deems necessary or appropriate for the proper administration of the Plan and/or any Bonus Agreement, and (viii) make any other determinations and take such other actions as it deems necessary or advisable under or with respect to the Plan and/or any Bonus Agreement. Any action required of the Company under the Plan or any Bonus Agreement need not be uniformly applied to similarly situated individuals. All determinations, interpretations or other actions made or taken (including, but not limited to, any failure to make any determination or interpretation or failure to make or take any other action) by the Committee, including with respect to the resolution of disputes under the Plan and/or any Bonus Agreement, shall be within the sole discretion of the Committee, shall be final, conclusive and binding upon the Company, all Participants and all other interested individuals and/or entities, including, without limitation, all Eligible Employees, and shall be given deference in any proceeding with respect thereto.
4.    Eligibility and Amount of Bonus.

a)	Eligible Employees. Each employee, other than the CEO, of the Greenlight Group shall be eligible to participate in the Plan (each, an “Eligible Employee”).

b)
Designation of Participants and Amount of Bonuses. Prior to the Fee Date, based upon recommendations made by the CEO to the Committee, the Committee shall determine (i) whether an Eligible Employee shall be designated to receive a Bonus, subject to the terms and conditions of this Plan and the Bonus Agreement, and (ii) the individual amount of such Bonus. Notwithstanding the foregoing, an Eligible Employee who is a United States taxpayer shall not be eligible to be designated to receive a Bonus under clause (i) of the preceding sentence prior to January 1, 2020. An Eligible Employee who is provided with, and executes and delivers to the Company, a Bonus Agreement (and any other supporting documentation contemplated thereby) prior to the Fee Date, shall be referred to herein as a “Participant”.

c)
For the avoidance of doubt, with respect to the designation of Eligible Employees who are designated to become Participants in the Plan, the allocation of the individual amount of Bonuses, and the Bonus Agreements, the CEO shall make recommendations to the Committee, but the designation of Eligible Employees as Participants, allocations of the individual amount of Bonuses, and the Bonus Agreements are subject to approval by the Committee.

d)
If any Participant’s Bonus is forfeited in accordance with the terms of the Plan and/or the Bonus Agreement, such amounts will not be eligible for reallocation and will not again be available for grant under the Bonus Pool.

5.    Maximum Amount of Bonus Pool. Notwithstanding anything herein or in any Bonus Agreement to the contrary, (a) the aggregate maximum amount of Bonuses that may be allocated and paid under the Plan and the Bonus Agreements shall not exceed US$1,000,000 (the “Bonus Pool”), (b) the Bonus Pool will not be required to be fully allocated, and (c) the aggregate maximum amount that may be paid out to Participants under the Plan and the Bonus Agreements may be less than the Bonus Pool amount (but in no event more than the Bonus Pool amount) to the extent (x) the Transaction Fee does not become due and payable, (y) the Bonus Pool amount has not been fully allocated prior to the Fee Date, and/or (z) a Participant’s Bonus is forfeited in accordance with the terms of the Plan and/or the Bonus Agreement.
6.    Terms and Conditions for Payment of Bonus. Except as set forth below in Section 7(a), the Participant’s receipt of the Bonus shall be subject to (a) the Transaction Fee becoming due and payable, (b) the Participant having signed and agreed to be bound by a Release (save that any such Release shall not limit, release or waive the Participant’s right to indemnification as provided for by the Participant’s employment agreement, offer letter or other similar agreement for services with a member of the Greenlight Group, as applicable, or otherwise by law or contract and shall not impose additional restrictive covenants of the type provided for in the Participant’s employment agreement, offer letter or other similar agreement for services with a member of the Greenlight Group, as applicable) (such Release, the “Transaction Release”) within the time period referenced in Section 7(c)(iii), (c) the Participant’s continuous employment with a member of the Greenlight Group in good standing until and on the Fee Date (and not having given notice of termination for any reason or received notice of termination for Cause or due to Disability), and (iv) the Participant’s compliance with any and all confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which the Participant may be bound howsoever arising, through the Payment Date (as defined below). If all of the foregoing conditions are satisfied, the Participant’s Bonus shall be paid to the Participant in a lump sum cash payment on the sixtieth (60th) day following the Fee Date (such date, the “Payment Date”).

7.	Termination of Employment and Forfeiture of Bonus.

a.
Termination of Employment without Cause (other than due to death or Disability). If, prior to the Fee Date, the Participant’s employment with the Greenlight Group is terminated by a member of the Greenlight Group without Cause (other than due to death or Disability), then, subject to (i) the Transaction Fee becoming due and payable, (ii) the Participant (x) having signed and agreed to be bound by a Release in connection with the termination of employment (save that any such Release shall not limit, release or waive the Participant’s right to indemnification as provided for by the Participant’s employment agreement, offer letter or other similar agreement for services with a member of the Greenlight Group, as applicable, or otherwise by law or contract and shall not impose additional restrictive covenants of the type provided for in the Participant’s employment agreement, offer letter, or other similar agreement for services with a member of the Greenlight Group, as applicable) (such Release, the “Termination Release”) within the time period referenced in Section 7(c)(iv) and (y) having signed and agreed to be bound by the Transaction Release within the time period referenced in Section 7(c)(iii), and (iii) the Participant’s compliance with any and all confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which the Participant may be bound howsoever arising through the Payment Date, the Participant’s Bonus shall be paid to the Participant in a lump sum cash payment on the Payment Date.

b.
Forfeiture. Notwithstanding anything herein to the contrary, (i) except as otherwise set forth in Section 7(a), if (x) the Participant’s employment with a member of the Greenlight Group terminates for any reason at any time or (y) the Participant has given notice of termination for any reason or received notice of termination by a member of the Greenlight Group for Cause or due to Disability, in any such case, the Participant shall cease to be a Participant in the Plan, the Participant’s Bonus shall be forfeited, the Participant’s Bonus Agreement shall automatically terminate without any further action, and the Participant shall have no further rights hereunder or thereunder, (ii) if a transaction has not been consummated on or prior to December 15, 2020, the Participant shall cease to be a Participant in the Plan, the Participant’s Bonus shall be forfeited, the Participant’s Bonus Agreement shall automatically terminate without any further action, and the Participant shall have no further rights hereunder or thereunder, (iii) if the Participant should fail to execute and be bound by the Transaction Release within 45 days following the later of (x) the Fee Date, and (y) the date the Participant actually receives an execution copy of such Transaction Release (which shall be delivered to the Participant within ten (10) business days following the Fee Date, and, if not timely delivered, the Transaction Release condition will be deemed waived by the Company), the Participant shall cease to be a Participant in the Plan, the Participant’s Bonus shall be forfeited, the Participant’s Bonus Agreement shall automatically terminate without any further action, and the Participant shall have no further rights hereunder or thereunder, (iv) if the Participant should fail to execute the Termination Release within 45 days following the later of (x) the Participant’s termination date, and (y) the date the Participant actually receives an execution copy of such Release (which shall be delivered to the Participant within ten (10) business days following the Participant’s termination date, and, if not timely delivered, the Termination Release condition will be deemed waived by the Company), the Participant shall cease to be a Participant in the Plan, the Participant’s Bonus shall be forfeited, the Participant’s Bonus Agreement shall automatically terminate without any further action, and the Participant shall have no further rights hereunder or thereunder, and (v) if the Participant breaches any confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which the Participant may be bound howsoever arising, the Participant shall cease to be a Participant in the Plan, the Participant’s Bonus shall be forfeited, the Participant’s Bonus Agreement shall automatically terminate without any further action, and the Participant shall have no further rights hereunder or thereunder.

8.    Successors: All rights and interests of the Participants shall be non-assignable, and non-transferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by laws of descent and distribution. This Plan shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.
9.    Notice. For the purposes of the Plan and any Bonus Agreement, notices, demands and all other communications provided for in the Plan and any Bonus Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the applicable Participant, to the last address on file with the Greenlight Group and if to the Company, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
10.    Governing Law. This Plan and all Bonus Agreements shall be governed by and construed in accordance with the laws of the Cayman Islands.
11.    Taxes. The Company or any other member of the Greenlight Group shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan and any Bonus Agreement the amount of taxes required by law in any jurisdiction to be withheld therefrom.
12.    Section 409A. Notwithstanding anything herein or in any Bonus Agreement to the contrary, to the extent applicable, this Plan and any Bonus Agreement are intended to comply with or be exempt from and shall be administered in a manner that is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”) and the Plan and any Bonus Agreement shall be limited, construed and interpreted with such intent. Notwithstanding the foregoing, no member of the Greenlight Group guarantees that any payment under the Plan or Bonus Agreement complies with or is exempt from Section 409A, and neither the Company, its subsidiaries or affiliates, nor their respective executives, members, partners, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits under the Plan or any Bonus Agreement to comply with or be exempt from Section 409A. If any provision hereunder or under any Bonus Agreement results in the imposition of an additional income or other tax on any Participant under Section 409A, to the extent permitted by Section 409A, such provision shall be reformed to the extent practicable to avoid any such imposition in such manner as the Company determines is appropriate to comply with Section 409A. Each payment under the Plan or any Bonus Agreement to which Section 409A applies shall be treated as a separate identified payment for purposes of Section 409A. In no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan or any Bonus Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A. To the extent any payment under the Plan or any Bonus Agreement is subject to Section 409A, any reference to termination of service or similar terms shall mean a “separation from service” under Section 409A.
13.    No Right to Employment. Nothing in this Plan or in any Bonus Agreement shall be deemed by implication or otherwise to impose any limitation on any right of any member of the Greenlight Group to terminate any Participant’s employment at any time.
14.    No Obligation; Company Discretion. No provision of this Plan or any Bonus Agreement shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate a transaction. The decision to consummate a transaction, if any, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.
15.    Unfunded Status. No Participant in the Plan or any other person or entity claiming a benefit under or through a Participant or otherwise shall have any right, title or interest by reason of his, her or its participation to any particular assets of the Company or any of its subsidiaries or affiliates. Neither the Company nor any of its subsidiaries or affiliates shall be required to establish any fund or make any other segregation of assets to assure satisfaction of the obligations under the Plan. Nothing in the Plan or any Bonus Agreement gives any Participant or any other person or entity claiming a benefit under or through a Participant any rights that are greater than those of a general unsecured creditor of the Company or any of its subsidiaries or affiliates.
16.    Amendment/Termination. The Board at any time, and from time to time, and for any reason or no reason, may amend, modify, or terminate the Plan and/or any Bonus Agreement; provided, however, a Participant’s rights under the Plan and/or any Bonus Agreement granted before amendment, modification or termination shall not be materially impaired by any such amendment, modification or termination of the Plan and/or any Bonus Agreement unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing. Notwithstanding the foregoing, the Plan shall automatically terminate upon the earlier of (x) the satisfaction of all obligations hereunder and under any Bonus Agreement and (y) December 16, 2020. No waiver by the Company at any time of any breach by any Participant of any condition or provision of this Plan and/or any Bonus Agreement to be performed by such Participant shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
17.    Effective Date of Plan. The Plan is effective as of September 22, 2019 and shall continue until terminated in accordance with Section 16.
18.    Severability. Every provision of this Plan is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
19.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

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